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                                                                    EXHIBIT 15.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C.  20549


We are aware that our reports dated October 24, 2003; July 25, 2003 and April 25, 2003 on our reviews of the interim financial information of Blue Valley Ban Corp for the periods ended September 30, 2003 and 2002; June 30, 2003 and 2002 and March 31, 2003 and 2002 and included in the Company's quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

                                                      /s/ BKD, LLP




Kansas City, Missouri
January 14, 2004